Exhibit 99.2

PRESS RELEASE OF MATRIXX INITIATIVES, INC.

MATRIXX INITIATIVES REAFFIRMS
SAFETY OF INTRANASAL ZICAM® COLD REMEDY

     PHOENIX, AZ (February 6, 2004)—Matrixx Initiatives, Inc., (NASDAQ: MTXX) the manufacturer of Zicam® Cold Remedy zinc products, said today that reports alleging anosmia—or loss of smell—in a small number of patients using zinc gluconate intranasal gels for the treatment of the common cold are completely unfounded and misleading. At this time, the company is not aware of any investigation by a regulatory body with regard to the product.

     We want to assure our consumers that Zicam Cold Remedy intranasal zinc gluconate products are manufactured and marketed according to Food and Drug Administration guidelines for homeopathic medicine. Our primary concerns are the health and safety of those who use Zicam Cold Remedy nasal gels and the distribution of factual information about our products.

     In no clinical trial of intranasal zinc gluconate gel products has there been a single report of lost or diminished olfactory function (sense of smell). Rather, the safety and efficacy of zinc gluconate for the treatment of symptoms related to the common cold have been well established in two double-blind, placebo-controlled, randomized clinical trials. In fact, in neither study were there any reports of anosmia related to the use of this compound. The overall incidence of adverse events associated with zinc gluconate was extremely low, with no statistically significant difference between the adverse event rates for the treated and placebo subsets.

     A multitude of environmental and biologic influences are known to affect the sense of smell. Chief among them is the common cold. As a result, the population most likely to use cold remedy products is already at increased risk of developing anosmia. Other common causes of olfactory dysfunction include age, nasal and sinus infections, head trauma, anatomical obstructions, and environmental irritants.

Zinc and Loss of Smell Research

     A few researchers have attempted to link nasal products containing zinc to the onset of anosmia. However, this hypothesis is based on data from polio studies conducted in the 1930s using a concentrated zinc sulfate solution. Current nasal products, such as Zicam Cold Remedy, contain zinc gluconate, which is an entirely different compound.

     Zinc sulfate is a mineral salt that reacts with water to produce a strong acid (sulfuric acid) and zinc oxide, which is practically insoluble in water. By comparison, zinc gluconate is a weak organic salt that dissolves to form positively charged zinc ions and negatively charged gluconate—a naturally occurring, non-toxic compound found in all human tissues. Zicam Cold Remedy is a buffered gel, formulated to have a neutral pH—i.e., a pH that approximates that of the nasal cavity.

About Matrixx Initiatives, Inc.

     Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of over-the-counter (OTC) pharmaceuticals which utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® Cold Remedy nasal gel, a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy nasal gel product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy Swabs; Zicam Kids Size Cold Remedy Swabs; Zicam Cold Remedy Oral Mist, Zicam Cold Remedy Chewables, Zicam Cold Remedy RapidMelts, Zicam Allergy Relief, Zicam Extreme Congestion Relief; Zicam Sinus Relief; and Zicam Nasal Moisturizer. For more information regarding Matrixx products, go to www.zicam.com. To find out more about Matrixx Initiatives, Inc. (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, executive vice president and chief financial officer, 602-387-5353, whemelt@matrixxinc.com, or Lynn Romero, investor relations, at 602-387-5353, lromero@matrixxinc.com. Matrixx is located at 2375 East Camelback Road, Suite 500, Phoenix, Arizona 85016.